As filed with the Securities and Exchange Commission on March 26, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MANNATECH, INCORPORATED

(Exact name of Registrant as specified in its charter)

Texas	75-2508900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 S. Royal Lane, Suite 200 Coppell, Texas	75019
(Address of Principal Executive Offices)	(Zip Code)

MANNATECH, INCORPORATED

1998 Amended and Restated Incentive Stock Option Plan

(Full title of the plan)

Samuel L. Caster

600 S. Royal Lane, Suite 200

Coppell, Texas

(972) 471-7400

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

J. Kenneth Menges, Jr., P.C.

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas

(214) 969-2800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	1,000,000	$9.98	$9,980,000	$1,265

(1)	Issuable upon the exercise of options or awards available for grant under the Mannatech, Incorporated 1998 Amended and Restated Incentive Stock Option Plan, as amended from time to time. Pursuant to Rule 416, this Registration Statement also includes an indeterminable number of additional shares that may become issuable pursuant to the antidilution provisions of the plan.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the common stock of the registrant on March 22, 2004 as reported on the Nasdaq National Market System.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to employees and board members of Mannatech, Incorporated, referred to herein as Mannatech or the Company, as specified by Rule 428(b)(1)(i) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, also referred to as the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 below, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Mannatech with the Commission are incorporated by reference in this Registration Statement:

1.	Annual Report on Form 10-K (File No. 000-24657) for the year ended December 31, 2003, filed on March 15, 2004;

2.	The description of Mannatech’s common stock contained in Part I, Item 9 of Mannatech’s Registration Statement on Form S-1 (File No. 333-78359) filed on May 31, 1999, as amended by Amendment No. 1 thereto filed on August 10, 1999.

In addition, all documents subsequently filed by Mannatech pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Mannatech, a Texas corporation, is empowered by Article 2.02-1 of the Texas Business Corporation Act, or the TBCA, subject to certain procedures and limitations, to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise or similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the threatened, pending or completed action, suit or proceeding. Mannatech is required by Article 2.02-1 to indemnify a director or officer against reasonable expense (including court costs and attorneys’ fees) incurred by him in connection with a threatened, pending or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification to this provision is not exclusive of other rights of indemnification to which a person may be entitled under Mannatech’s Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Mannatech’s amended and restated bylaws provide for indemnification by Mannatech of its directors and officers to the fullest extent permitted by the TBCA. In addition, according to Articles 1302-7.06 of the Texas Miscellaneous Corporations Laws Act, Mannatech has provided in its Articles that, a director of Mannatech shall not be liable to Mannatech or its shareholders for monetary damages for an act or omission in a director’s capacity as a director of Mannatech.

Furthermore, Mannatech has entered into individual indemnification agreements with each of its directors that contractually obligates them to provide indemnification to the directors for liabilities that may be incurred in the performance of their duties and insurance or self-insurance in lieu thereof.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits, attached hereto on page I-1.

Item 9. Undertakings.

Mannatech, the undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Mannatech, the undersigned registrant, hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mannatech pursuant to the foregoing provisions, or otherwise, Mannatech has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mannatech of expenses incurred or paid by a director, officer or controlling person of Mannatech in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mannatech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, Mannatech certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on March 26, 2004.

Mannatech, Incorporated

By:	/s/ Samuel L. Caster

Samuel L. Caster
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

The undersigned directors and officers of Mannatech, Incorporated hereby constitute and appoint Samuel L. Caster, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith the Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated below on March 26, 2004.

Signature	Title
/s/ Samuel Caster	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board
Samuel Caster

/s/ Stephen Fenstermacher	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)
Stephen Fenstermacher

/s/ Terry Persinger	President, Chief Operating Officer and Director

Terry Persinger

/s/ J. Stanley Fredrick	Lead Director

J. Stanley Fredrick

/s/ Alan Kennedy	Director

Alan Kennedy

/s/ John Axford M.D.	Director

John Axford M.D

/s/ Gerald Gilbert	Director

Gerald Gilbert

/s/ Marlin Ray Robbins	Director

Marlin Ray Robbins

/s/ Patricia Wier	Director

Patricia Wier

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	1998 Amended and Resated Incentive Stock Option Plan dated August 7, 2003, incorporated herein by reference to Exhibit 10.2 in Mannatech’s Form 10-K (File No. 000-24657) filed with the Commission on March 15, 2004.

4.2	Specimen Certificate for shares of the Company’s common stock, par value $0.0001 per share, incorporated herein by reference to Exhibit 4.1 to Mannatech’s Amendment No. 1 to Form S-1 (File No. 333-63133), filed with the Commission on October 28, 1998.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5 filed herewith).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature pages hereto).

*	Filed herewith

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